Exhibit 10.2
SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT
     This SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of April 9, 2009, among ALON REFINING KROTZ SPRINGS, INC. (the “Company”), as a Borrower, ALON REFINING LOUISIANA, INC. (“Holdings”), and BANK OF AMERICA, N.A. (“Bank of America”), as the Agent and as a Lender. Initially capitalized terms and phrases used but not defined in this Amendment have the respective meanings set forth in the Loan Agreement (as defined below), as amended hereby.
R E C I T A L S:
     A. WHEREAS, the Company, each other party joined thereto as a Borrower from time to time, Holdings, the Lenders party thereto from time to time, and the Agent executed that certain Loan and Security Agreement dated as of July 3, 2008 (as amended, supplemented, or otherwise modified from time to time, the “Loan Agreement”), pursuant to which the Lenders have agreed to make available to the Borrowers a revolving line of credit on the terms and conditions set forth therein; and
     B. WHEREAS, the Company, Holdings, the Lenders, and the Agent desire that the Loan Agreement be amended in certain respects in accordance with the terms of this Amendment.
     NOW, THEREFORE, in consideration of the premises and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. Recitals. The foregoing Recitals are accurate and are incorporated herein and made a part hereof for all purposes.
     2. Amendments to Loan Agreement. Subject to the terms and conditions set forth herein, as of the Second Amendment Effective Date (as defined below), the Loan Agreement is hereby amended as follows:
          (a) Amendment of Certain Definitions. The following definitions set forth in Section 1.1 of the Loan Agreement are hereby amended and restated in their entirety to read as follows:
“Applicable Margin: with respect to any Type of Loan or the Unused Line Fee, the margin set forth below, as determined by the Fixed Charge Coverage Ratio for the last Four Quarter Period:

			LIBOR	Standby	Documentary
	Fixed Charge	Base Rate	Revolver	Letters of	Letters of	Unused
Level	Coverage Ratio	Loans	Loans	Credit	Credit	Line Fee
I	Greater than 1.40 to 1.00	2.50%	4.00%	4.00%	3.50%	0.50%
II	Less than or equal to 1.40 to 1.00 but greater than 1.25 to 1.00	2.75%	4.25%	4.25%	3.75%	0.50%
III	Less than or equal to 1.25 to 1.00	3.00%	4.50%	4.50%	4.00%	0.625%
Until the date of receipt by the Agent of the quarterly financial statements delivered for the Fiscal Quarter ending March 31, 2009, the Applicable Margins shall be determined as if Level I were applicable. Thereafter, the margins shall be subject to increase or decrease upon receipt by Agent pursuant to Section 10.1.4 of the financial statements and corresponding Compliance Certificate for the last Fiscal Quarter, which change shall be effective on the first day of the calendar month following receipt. If, by the first day of a month, any financial statements and Compliance Certificate due in the preceding month have not been received, then the margins shall be determined as if Level III were applicable, from such day until the first day of the calendar month following actual receipt.”
“Availability Reserve: the Availability Block, plus the sum of each of the following (without duplication of any of the following) in such amounts and with respect to such matters as the Agent in its credit judgment, reasonably exercised, may elect to impose from time to time: (a) the Dilution Reserve; (b) the Inventory Reserve; (c) the Rent and Charges Reserve; (d) the LC Reserve; (e) the Bank Product Reserve; (f) all accrued Royalties, whether or not then due and payable by a Borrower; (g) the Earnout Reserve, (h) the aggregate amount of liabilities secured by Liens upon ABL Priority Collateral that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (i) the First Purchaser Lien Reserve; (j) reserves for customs charges and estimated excise fuel Taxes; and (k) such additional reserves, in such amounts and with respect to such matters as the Agent in its credit judgment, reasonably exercised, may elect to impose from time to time, in each case of the foregoing clauses (a) through (k), without duplication of reserves taken or reductions made in determining Eligible Petroleum Inventory, Eligible Petroleum Inventory in Transit, Eligible Cash and Eligible Investments. For the avoidance of doubt, the Availability Block shall not be deemed to be duplicative of any other reserves or reductions.”
“Borrowing Base: on any date of determination, an amount equal to the lesser of:
(a) the aggregate amount of Revolver Commitments, minus the LC Obligations; and
(b) the difference of:
(i) the sum of:
     (A) 90% of the Net Amount of Eligible Major Accounts; provided, that such percentage shall be reduced to 85% on May 1, 2009; plus
     (B) 85% of the Net Amount of Eligible Other Accounts; plus
     (C) 85% of the sum of (1) Eligible Petroleum Inventory and (2) Eligible Petroleum Inventory in Transit; provided, that such percentage shall be reduced to 80% on May 1, 2009; plus
     (D) 85% of the DOE Contract Value through June 1, 2009 only; plus

     (E) 100% of Eligible Cash; plus
     (F) 95% of Eligible Investments; plus
     (G) 100% of the amount available to be drawn by the Agent on the Supporting Letter of Credit; plus
     (H) 100% of Paid but Unexpired Letters of Credit; minus
(ii) the Availability Reserve;
provided, that no Accounts or Petroleum Product acquired in an Acquisition consummated by any Obligor after the Closing Date shall be included in any calculation of the Borrowing Base until completion of all field exams, appraisals, audits and other evaluation of Collateral in a manner and with results acceptable to Agent.”
“Borrowing Base Certificate: a certificate signed by a Financial Officer, in form and substance satisfactory to the Agent, by which Borrowers certify calculation of the Borrowing Base.”
“Compliance Certificate: a certificate, in the form of Exhibit H, duly completed and signed by a Financial Officer and otherwise satisfactory to the Agent.”
“DOE Contract Value: on any date of determination, an amount equal to the difference, if any, between the maximum undrawn amount of all Letters of Credit issued in favor of the DOE in respect of the DOE Contracts, on the one hand, and the cost value (based on Platt’s Oilgram Price Report, or if such report is not available, valued on a Marked-to-Market Basis) of the undelivered exchange oil plus premium barrels required to be delivered by the Borrower to the DOE pursuant to the DOE Contracts, on the other hand.”
“Earnout Reserve: the reserve in respect of payments that may become due under the Earnout Agreement, which reserve may be established and maintained from time to time by the Agent in a maximum amount not to exceed the sum of all past due payments under the Earnout Agreement, if any, plus (without duplication), the following: (a) during any period from July 3 of each Loan Year through September 30 of such Loan Year, 25% of the anticipated annual payments that may become due under the Earnout Agreement in respect of such Loan Year; (b) during any period from October 1 of each Loan Year through December 31 of such Loan Year, 50% of the anticipated annual payments that may become due under the Earnout Agreement in respect of such Loan Year; (c) during any period from January 1 of each Loan Year through April 30 of such Loan Year, 75% of the anticipated annual payments that may become due under the Earnout Agreement in respect of such Loan Year; and (d) during any period from May 1 of each Loan Year through July 2 of such Loan Year, 100% of the anticipated annual payments that may become due under the Earnout Agreement in respect of such Loan Year. Upon receipt by Agent of evidence (in form and substance reasonably satisfactory to Agent) that a required payment under the Earnout Agreement has been made, such reserve will be reduced in the amount of such payment, but in no event to an amount less than zero.”

“Eligible Cash: the sum of cash of the Borrowers that is subject to (a) the first priority Lien of Agent in favor of the Lenders and (b) a blocked account control agreement establishing the Agent’s control and exclusive dominion over such cash.”
“Eligible Investments: all Qualifying Investments owned by the Obligors that are held in a custody account subject to the Agent’s control and exclusive dominion and that are subject to a valid, first priority, perfected Lien and security interest in favor of the Agent, for the benefit of the Lenders.”
“Fee Letter: the fee letter agreement dated as of the date hereof between Agent and the Company, as amended from time to time.”
“Other Agreement: each Note; the Intercreditor Agreement; the Intercreditor Acknowledgement; the Related Real Estate Documents; each LC Document; the Fee Letter; each Lien Waiver; each Borrowing Base Certificate and Interim Borrowing Base Certificate; each Compliance Certificate; each financial statement or report delivered hereunder; or each other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.”
“Paid but Unexpired Letters of Credit: at any given time, the amount by which (a) the maximum aggregate amount payable by the Obligors in connection with purchases (or, solely to the extent expressly permitted below, exchanges) of Petroleum Product by the Obligors supported by Letters of Credit has been reduced below (b) the maximum undrawn amount of all such Letters of Credit; provided that only fully-liquidated, cash sums certain that are not subject to market fluctuation or otherwise subject to change may be included as a reduction in the calculation of clause (a) above; and provided, further, that no amounts may be included as a reduction in the calculation of clause (a) above in respect of transactions involving the exchange of Petroleum Product, unless the Obligors have demonstrated to the reasonable satisfaction of Agent (unless Agent in its sole discretion waives any such requirement in writing) and the Agent has provided confirmation in writing that it is satisfied with each of the following (such confirmation not to be unreasonably withheld or delayed): (i) the contracts underlying such transactions expressly permit the Obligors to irrevocably convert such exchange transaction into a purchase and sale (for payment of only cash sums certain that are not subject to market fluctuation or otherwise subject to change) of Petroleum Product by the counterparty to such contract to one or more of the Obligors, (ii) such conversion does not arise upon or in connection with any breach or default by the Obligors under such contracts, (iii) all conditions (if any) to such conversion have been irrevocably satisfied in full or waived in writing, and (iv) such contract does not allow for the reversion of such transaction to an exchange or otherwise to any transaction other than a purchase for cash sums certain not subject to market fluctuation or otherwise subject to change.”

          (b) New Definitions. The following new definitions are hereby added to Section 1.1 of the Loan Agreement in proper alphabetical order to read in their entirety as follows:
“Availability Block: commencing May 1, 2009, on any date of determination during each period set forth below, an amount not to exceed the corresponding maximum amounts set forth below:

Period	Availability Block
May 2009	The greater of 1% of the Borrowing Base or $2,000,000

June 2009	The greater of 2% of the Borrowing Base or $4,000,000

July 2009	The greater of 3% of the Borrowing Base or $6,000,000

August 2009	The greater of 4% of the Borrowing Base or $8,000,000

September 2009	The greater of 5% of the Borrowing Base or $10,000,000

October 2009	The greater of 6% of the Borrowing Base or $12,000,000

November 2009	The greater of 7% of the Borrowing Base or $14,000,000

December 2009	The greater of 8% of the Borrowing Base or $16,000,000

January 2010	The greater of 9% of the Borrowing Base or $18,000,000

February 1, 2010 and at all times thereafter	The greater of 10% of the Borrowing Base or $20,000,000
For the avoidance of doubt, the amount of the Availability Block may be adjusted by the Agent from time to time based on the then most recent Borrowing Base Certificate or Interim Borrowing Base Certificate, as the case may be, in accordance with the foregoing during each of the periods set forth above to reflect changes in the amount of the Borrowing Base during such period(s).”
“Blockage Period: means (a) the period beginning on January 1, 2009, and ending on the date upon which the Availability Block has been fully implemented (i.e. has been established at an amount equal to the greater of 10% of the Borrowing Base or $20,000,000), and (b) thereafter, each period beginning on each Blockage Period Trigger

Date (which Blockage Period Trigger Date may have occurred prior to the date set forth in clause (a) above) and ending on the first day of the second calendar month following the month in which such Blockage Period Trigger Date occurs, provided, that if such Blockage Period arises based exclusively on the occurrence or continuance of a Default or Event of Default, such Blockage Period shall end on the date on which such Default or Event of Default shall be cured or waived. For the avoidance of doubt, any two or more Blockage Periods may run concurrently and/or consecutively and a Blockage Period shall be deemed to remain in effect until all Blockage Periods have ended.”
“Blockage Period Trigger Date: each date on which any of the following occur: (a) Availability is less than an amount equal to the sum of (i) 15% of the total Revolver Commitments on such date, plus (ii) an amount equal to all Retained Unwind Proceeds delivered (or required to have been delivered) to the Agent on such date, (b) any date on which a Default or Event of Default occurs or (c) any date on which an Event of Default is continuing.”
“Defaulting Lender: any Lender that (a) fails to make any payment or provide funds to the Agent or any Borrower as required hereunder or fails otherwise to perform its obligations under any Loan Document, and such failure is not cured within one Business Day, or (b) is the subject of any Insolvency Proceeding.”
“Dilution Reserve: the reserve established by the Agent from time to time in an amount up to the sum of (a) (i) .1% for each .1 percentage point that the Dilution Percent exceeds 2.5%, multiplied by (ii) the Net Amount of Eligible Major Accounts, plus (b) (i) .1% for each .1 percentage point that the Dilution Percent exceeds 2.5%, multiplied by (ii) the Net Amount of Eligible Other Accounts.”
“DOE: the United States of America acting through the Department of Energy.”
“DOE Contracts: those certain Department of Energy Oil Exchange Agreements (DE-FE 93008, DE-FE 92300, DE-FE 93003, DE-FE 93006 and DE-FE 93010) between the Borrower and the DOE, as in effect on the Second Amendment Date.”
“Double-Sided Application Period: each period beginning on each Double-Sided Application Trigger Date and ending on the first day of the second calendar month following the month in which such Double-Sided Application Trigger Date occurs; provided, that if such Double-Sided Application Period arises based exclusively on the occurrence or continuance of a Default or Event of Default, such Double-Sided Application Period shall end on the date on which such Default or Event of Default shall be cured or waived. For the avoidance of doubt, any two or more Double-Sided Application Periods may run concurrently and/or consecutively and a Double-Sided Application Period shall be deemed to remain in effect until all Double-Sided Application Periods have ended.”
“Double-Sided Application Trigger Date: each date on which any of the following occur: (a) Availability has been less than $15,000,000 for three (3) consecutive Business Days, (b) any date on which a Default or Event of Default occurs or (c) any date on which an Event of Default is continuing.”

“Interim Borrowing Base Certificate: a certificate signed by a Financial Officer, in form and substance satisfactory to the Agent, providing only updated calculations of Eligible Accounts consistent with the calculation of Eligible Accounts in the Borrowing Base Certificates heretofore delivered to Agent and reflecting changes in the outstanding principal amount of Loans, in each case since delivery of the last Borrowing Base Certificate or Interim Borrowing Base Certificate, as the case may be, and pursuant to which Borrowers certify such calculations of the Eligible Accounts portion of such certificate and such changes in the outstanding principal amount of Loans as set forth in such certificate.”
“New Cash Equity Contributions: means the contribution by any Person (other than any Obligor) made to Holdings in cash in the form of common equity, and made in turn by Holdings to the Company in cash and in the form of common equity, each such contribution to be made directly to a Dominion Account upon prior or concurrent written notice to the Agent of the making of such contribution and the source of such contribution, all in detail reasonably satisfactory to the Agent.”
“Retained Unwind Proceeds: has the meaning set forth in Section 10.1.9.”
“Second Amendment Date: April 9, 2009.”
“Term Loan First Amendment: that certain First Amendment Agreement dated as of April 9, 2009 to Term Loan Agreement, among Holdings, the Borrower, the Term Loan Agent and the lenders party thereto.”
“Trailing Twelve Month Period: a period of twelve full consecutive calendar months, taken together as one accounting period for the Company and its consolidated Subsidiaries; provided, prior to the end of the twelfth full consecutive calendar month following the Closing Date, ‘Trailing Twelve Month Period’ shall mean the cumulative number of calendar months ending after the Closing Date.”
“Unwind Proceeds” shall mean (a) any amounts arising out of the unwinding and/or termination of the Crack Spread Hedging Agreement as contemplated by Section 10.1.9, and (b) any other proceeds received by the Borrowers or any other person from the Crack Spread Hedging Agreement on or after the Second Amendment Date.”
          (c) Reduction of Revolver Commitments and Amendment to Schedule 1.1. The aggregate amount of the Revolver Commitments is hereby reduced to $250,000,000 (as such amount may be increased in accordance with Section 2.2) and Schedule 1.1 to the Loan Agreement is hereby replaced with the schedule attached hereto as Attachment 1, which is incorporated herein by reference.
          (d) Amendment of Section 2.2. Section 2.2 of the Loan Agreement is hereby amended and restated in its entirety as follows:
     “2.2 Increase in Revolving Credit Facility.
     2.2.1 Request for Increase. So long as there exists no Default or Event of Default and upon written notice to the Agent (which shall promptly notify the Lenders), the Borrower Agent may from time to time, request an increase in the Revolving Credit Facility by an amount (for all such requests) not exceeding $150,000,000; provided, that any such request for an increase shall be in a minimum amount of $25,000,000 and increments of $25,000,000 in excess thereof; and provided, further, that:

     (a) in connection with any such increase in the Revolving Credit Facility to $275,000,000, so long as the advance rate for Eligible Major Accounts has been reduced to 85%, the advance rate for Eligible Petroleum Product has been reduced to 80%, and the full amount (i.e. the greater of 10% of the Borrowing Base or $20,000,000) of the Availability Block has been implemented, in each case, either in accordance with the scheduled term therefor or earlier by express written agreement of the Borrower Agent, then Bank of America as Lender shall increase its Revolver Commitment by $25,000,000 (without regard to the provisions of Sections 2.2.2, 2.2.3, and 2.2.4) on the date set forth in such notice so long as the Borrower Agent has delivered to the Agent the certificate(s) required by Section 2.2.5; and
     (b) (i) the aggregate amount of the Revolving Credit Facility shall not be increased in excess of $275,000,000 unless Bank of America’s Revolver Commitment has been reduced to no greater than $75,000,000, and (ii) the aggregate amount of the Revolving Credit Facility shall not be increased in excess of $300,000,000 unless Bank of America’s Revolver Commitment has been reduced to no greater than $50,000,000; provided that in no event shall the Revolving Credit Facility be increased in excess of $400,000,000.
At the time of sending such notice, the Borrower Agent (in consultation with the Agent) shall specify the date by which each Lender is requested to respond or, in the case of an increase in the Revolving Credit Facility to $275,000,000 pursuant to clause (a) above, the date upon which such increase is to become effective (which date shall in no event be less than ten Business Days from the date of delivery of such notice to the Agent). Nothing in this Section 2.2 shall be deemed to impair or otherwise affect any Lender’s rights under Section 13; provided that, notwithstanding anything in this Agreement to the contrary, it is hereby agreed that Bank shall not be permitted to assign all of its Loans hereunder prior to an increase in the Revolving Credit Facility pursuant to Section 2.2.1(a) above unless an assignee of Bank of America has agreed, pursuant to documentation reasonably acceptable to Borrowers, to be bound by Section 2.2.1(a) to the same extent as Bank of America.
          2.2.2 Lender Elections to Increase. Except as otherwise expressly provided in Section 2.2.1(a) above, each Lender shall have the right, but shall be under no obligation, to participate in any requested increase in the Revolving Credit Facility under this Section 2.2. Each Lender shall notify the Agent within the time period specified in accordance with Section 2.2.1 whether or not it agrees to increase its Revolver Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolver Commitment.
          2.2.3 Notification by Agent; Additional Lenders. The Agent shall notify the Borrower Agent and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, and subject to the approval of the Agent and the Issuing Bank (which approvals shall not be unreasonably withheld), the Borrowers may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Agent and its counsel.

          2.2.4 Closing Date and Allocations. If the Revolving Credit Facility is increased in accordance with this Section, the Agent and the Borrowers shall determine the effective date (the ‘Revolver Increase Closing Date’) and the final allocation of such increase. The Agent shall promptly notify the Borrowers and the Lenders of the final allocation of such increase and the Revolver Increase Closing Date. Upon the satisfaction of the conditions precedent set forth in Section 2.2.5 on the proposed Revolver Increase Closing Date and, with respect to any new Lenders participating in the proposed increase, delivery to the Agent by such Lenders of a joinder agreement in form and substance satisfactory to the Agent and its counsel and a processing fee of $3,500 (unless otherwise agreed by the Agent in its discretion), the Revolving Credit Facility shall be so increased, Schedule 1.1 shall be deemed automatically amended and replaced to reflect any new Lenders and such increase, and the applicable Lenders, the Agent and the Borrowers shall make appropriate arrangements for issuance of replacement and/or new Notes, as applicable.
          2.2.5 Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower Agent shall deliver to the Agent a certificate of each Obligor dated as of the Revolver Increase Closing Date signed by a Senior Officer of such Obligor (a) certifying and attaching the resolutions adopted by such Obligor approving or consenting to such increase, and (b) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (i) the representations and warranties contained in Section 9 and in the other Loan Documents are true and correct in all material respects on and as of the Revolver Increase Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.2.5, the representations and warranties contained in Section 9.1.5 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) (i) and (ii), respectively, of Section 10.1.4, and (ii) no Default or Event of Default exists. The Borrowers shall pay all reasonable documented out of pocket costs of the Agent and the Lenders, if any, incurred in connection with each such increase. The Borrowers shall prepay any Revolver Loans outstanding on the Revolver Increase Closing Date (and pay any additional amounts required pursuant to Section 3.9) to the extent necessary to keep the outstanding Revolver Loans ratable with any revised change in the Pro Rata interests of the Lenders arising from any nonratable increase in the Revolver Commitments under this Section.
          2.2.6 Conflicting Provisions. This Section shall supersede any provisions in Section 14.1 to the contrary. To the extent that the Borrowers comply with the last sentence of Section 2.2.5 above, Section 12.5 shall not be applicable to the increase in the Revolver Commitments on any Revolver Increase Closing Date.”
          (e) Amendment of Section 2.3.1(a). Section 2.3.1(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:
“(a) Each Borrower acknowledges that Issuing Bank’s willingness to issue any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender exists, such Lender or the Borrowers have entered into arrangements satisfactory to the Agent and Issuing Bank to eliminate any funding risk associated with the Defaulting Lender. If Issuing Bank receives written notice from a Lender at least five Business Days before issuance of a Letter of Credit that any LC Condition has not been satisfied, Issuing Bank shall have no obligation to issue the requested Letter of Credit (or any other) until such notice is withdrawn in writing by that Lender or until Required Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.”
          (f) Amendment of Section 2.3.3. Section 2.3.3 of the Loan Agreement is hereby amended and restated in its entirety as follows:
“2.3.3 Cash Collateral. If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that Availability is less than zero, (c) after the Commitment Termination Date, or (d) within 20 Business Days prior to the Revolver Termination Date, then Borrowers shall, at Issuing Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding Letters of Credit and pay to Issuing Bank the amount of all other LC Obligations. The Borrowers shall, on demand by Issuing Bank or the Agent from time to time, Cash Collateralize the LC Obligations of any Defaulting Lender. If Borrowers fail to provide Cash Collateral as required herein, Lenders may (and shall upon direction of Agent) advance, as Revolver Loans, the amount of the Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied).”
          (g) Amendment of Section 4.1.2. Section 4.1.2 of the Loan Agreement is hereby amended and restated in its entirety as follows:
“4.1.2 Fundings by Lenders. Each Lender shall timely honor its Revolver Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans that is properly requested hereunder. Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 12:00 noon on the proposed funding date for Base Rate Loans or by 3:00 p.m. at least two Business Days before any proposed funding of LIBOR Loans. Each Lender shall fund to Agent such Lender’s Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than 2:00 p.m. on the requested funding date, unless Agent’s notice is received after the times provided above, in which event Lender shall fund its Pro Rata share by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the proceeds of the Revolver Loans as directed by Borrower Agent. Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers. If a Lender’s share of any Borrowing or of any settlement pursuant to Section 4.1.3(b) is not in fact received by Agent, then Borrowers agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to such Borrowing.”

          (h) Amendment of Section 4.1.3(b). Section 4.1.3(b) of the Loan Agreement is hereby amended and restated in its entirety as follows:
“(b) To facilitate administration of the Revolver Loans, Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that settlement among them with respect to Swingline Loans and other Revolver Loans may take place on a date determined from time to time by Agent, which shall occur at least once each week. On each settlement date, settlement shall be made with each Lender in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by Borrower or any provision herein to the contrary. Each Lender’s obligation to make settlements with Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied. If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any Swingline Loan may not be settled among Lenders hereunder, then each Lender shall be deemed to have purchased from Agent a Pro Rata participation in each unpaid Swingline Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one Business Day after Agent’s request therefor.”
          (i) Amendment of Section 4.2. Section 4.2 of the Loan Agreement is hereby amended and restated in its entirety as follows:
“4.2 Defaulting Lender. The Agent may (but shall not be required to), in its discretion, retain any payments or other funds received by the Agent that are to be provided to a Defaulting Lender hereunder, and may apply such funds to such Lender’s defaulted obligations or readvance the funds to the Borrowers in accordance with this Agreement. The failure of any Lender to fund a Loan, to make any payment in respect of LC Obligations or to otherwise perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender. The Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Obligor) that, solely for purposes of determining a Defaulting Lender’s right to vote on matters relating to the Loan Documents and to share in payments, fees and Collateral proceeds thereunder, a Defaulting Lender shall not be deemed to be a ‘Lender’ until all its defaulted obligations have been cured to the satisfaction of the Agent.”
          (j) Amendment of Section 5.3.2. Section 5.3.2 of the Loan Agreement is hereby amended and restated in its entirety as follows:
     “5.3.2 Extraordinary Receipts.
(a) If Holdings or any Obligor shall receive any Extraordinary Receipts at any time, Borrowers shall concurrently with such receipt repay all outstanding Revolving Loans in an amount equal to all Extraordinary Receipts; and
(b) Without limiting the foregoing, Borrowers shall irrevocably direct the Crack Spread Hedging Counterparty that all Retained Unwind Proceeds are to be paid directly to the Agent at such account as the Agent may designate to the Crack Spread Hedging Counterparty in writing from time to time and all such Retained Unwind Proceeds shall be applied by the Agent to repay outstanding Revolving Loans (it being understood and agreed that such repayments shall not, in and of themselves, result in a reduction in the Commitments).”
          (k) Amendment of Section 8.1. Section 8.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:
     “8.1 Borrowing Base Certificates. The Borrowers shall deliver to the Agent:
     (a)  if no Low Availability Period is in effect, then (i) on or before the 15th day of each month, a Borrowing Base Certificate as of the end of the previous month, and (ii) such additional Borrowing Base Certificates as and when requested by the Agent in writing from time to time in the Agent’s credit judgment, reasonably exercised, or
     (b)  if a Low Availability Period is in effect, then (i) on each Tuesday of each week for the period ending Friday of the immediately prior week, a Borrowing Base Certificate as of the end of such prior week, and (ii) if the last calendar day of any month is more than three calendar days prior to a Friday, then on or before the 5th Business Day after the end of such month, an additional Borrowing Base Certificate as of the last day of such month.
Together with each such Borrowing Base Certificate, the Borrowers shall deliver: (1) a schedule of the Borrowers’ Accounts created, credits given, cash collected, and other adjustments to Accounts since the last such schedule; (2) an aging of the Borrower’s Accounts, together with a reconciliation to the corresponding Borrowing Base and to the Borrowers’ general ledger; (3) an aging of the Borrowers’ accounts payable; (4) a detailed calculation and description of Eligible Petroleum Inventory, the DOE Contract Value, Eligible Cash, Eligible Investments, Eligible In-Transit Petroleum Inventory, First Purchaser Liens, and Paid but Unexpired Letters of Credit; (5) a schedule in reasonable detail setting forth the additions and reductions in the Borrowers’ accounts receivable since delivery of the previous Borrowing Base Certificate with a reconciliation to the corresponding accounts receivable aging; and (6) Inventory reports by category, together with reconciliation to the corresponding Borrowing Base and to the Borrowers’ general ledger. Upon request of the Agent, the Borrowers shall deliver: (A) inventory reports by location; (B) copies of invoices in connection with the Borrowers’ Accounts, customer statements, credit memos, remittance advices and reports, deposit slips, shipping and delivery documents in connection with the Borrowers’ Accounts and for Inventory and Equipment acquired by the Borrowers, purchase orders, and invoices; (C) a statement of the balance of each intercompany Account, if any; (D) such other reports as to the Collateral as the Agent shall reasonably request from time to time; and (E) with the delivery of each of the foregoing, a certificate of the Borrower Agent executed by a Financial Officer thereof certifying as to the accuracy and completeness of the foregoing. If the Borrowers’ records or reports of the Collateral are prepared by an accounting service or other agent, the Borrowers hereby authorize such service or agent to deliver such records, reports, and related documents to the Agent, for distribution to the Lenders.
All calculations of Availability in any Borrowing Base Certificate (or Interim Borrowing Base Certificate) shall originally be made by Borrower Agent and certified by a Financial

Officer; provided that:
     (i) the Agent may (but shall not be required to) from time to time review and adjust any such calculation to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve (or any portion thereof); and
     (ii) upon prior written notice to the Borrower that a Double-Sided Application Period is in effect, and only during each Double-Sided Application Period, the Agent may (but shall not be required to) from time to time review and adjust any such calculation to reduce Eligible Accounts by an amount not greater than collections received in the Dominion Accounts after the effective date of the most recently delivered Borrowing Base Certificate (or Interim Borrowing Base Certificate); provided that during any such period, the Borrower may (but shall not be required to) provide Interim Borrowing Base Certificates to the Agent and the Agent will adjust the calculation of the Borrowing Base to reflect the Eligible Accounts set forth in the most recently delivered Interim Borrowing Base Certificate to the extent constituting Eligible Accounts (subject to further adjustment by the Agent under clause (i) above and pursuant to this clause (ii).
          (l) Amendment of Section 8.2.4. Section 8.2.4 of the Loan Agreement is hereby amended and restated in its entirety as follows:
“8.2.4 Maintenance of Dominion Account. The Borrowers shall maintain Dominion Accounts pursuant to lockbox or other arrangements acceptable to the Agent. The Borrowers shall obtain a Deposit Account Control Agreement from each lockbox servicer and bank where a Dominion Account or Approved Deposit Account (other than Excluded Deposit Accounts) is located, establishing the Agent’s control and exclusive dominion over and Lien in the lockbox or Approved Deposit Account and, with respect to all Approved Deposit Account other than Shared Deposit Accounts and Excluded Deposit Accounts, requiring, at all times immediate deposit of all remittances received in the lockbox or Approved Deposit Account (other than Shared Deposit Accounts and Excluded Deposit Accounts) to a Dominion Account for application to the Obligations at all times, whether or not a Low Availability Period exists. If a Dominion Account is not maintained with Bank of America, the Agent may require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America. Neither the Agent nor the Lenders assume any responsibility to the Borrowers for any lockbox arrangement, Approved Deposit Account or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.”
          (m) Amendment of Section 9.1.25. The introductory clause of Section 9.1.25 of the Loan Agreement is hereby amended and restated in its entirety as follows:
“9.1.25 Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect thereto. Borrowers warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate or Interim Borrowing Base Certificate, that:”

In all other respects, Section 9.1.25 remains in effect as set forth in the Loan Agreement.
          (n) Amendment of Section 10.1.4(a)(ii). Section 10.1.4(a)(ii) of the Loan Agreement is hereby amended and restated in its entirety as follows:
“(ii) within 30 days after the end of each month, the Company’s consolidated and consolidating balance sheet and related consolidated and consolidating statements of income and cash flows, showing the financial condition of the Company and its consolidated Subsidiaries as of the close of such month and the results of their operations and cash flows for such month and the then elapsed portion of the Fiscal Year, comparative figures for the same periods in the immediately preceding Fiscal Year, and an operating report in the form prepared by the Company for delivery pursuant to the Term Loan Agreement that includes the information described on Schedule 10.1.4(a)(ii) for and as at the end of the month, all certified by a Financial Officer of the Company as fairly presenting the financial condition and results of operations and cash flows of the Company and its consolidated Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of certain footnotes;”
          (o) New Schedule 10.1.4(a)(ii). A new Schedule 10.1.4(a)(ii) is hereby added to the Loan Agreement in the form attached hereto as Attachment 2, which is incorporated herein by reference.
          (p) Amendment of Section 10.1.4(a)(iv). Section 10.1.4(a)(iv) of the Loan Agreement is hereby amended and restated in its entirety as follows:
“(iv) concurrently with the delivery of the financial statements under clauses (i) and (ii) above, a Compliance Certificate.”
          (q) Amendment to Exhibit H. Exhibit H to the Loan Agreement is hereby replaced with the form attached hereto as Attachment 3, which is incorporated herein by reference.
          (r) Amendment of Section 10.1.4(a). The word “and” at the end of Section 10.1.4(a)(xvi) is hereby deleted; the period at the end of Section 10.1.4(a)(xvii) is hereby deleted and the phrase “; and” is hereby substituted in lieu thereof; and the following new clause (xviii) is hereby added to Section 10.1.4(a) of the Loan Agreement in appropriate alphanumeric order to read in its entirety as follows:
“ (xviii) promptly after request therefor by Agent, copies of any Hedging Agreement described on the most recent monthly operating report delivered pursuant to Section 10.1.4(a)(ii) above and/or any trade confirmations executed in connection therewith.”
In all other respects, and except as otherwise amended by this Amendment, Section 10.1.4(a) remains in effect as set forth in the Loan Agreement.
          (s) Amendment of Section 10.1.6(b). Section 10.1.6(b) of the Loan Agreement is hereby amended and restated in its entirety as follows:
“(b) Holdings and each Subsidiary will permit any representatives designated by the

Agent or any Lender to visit and inspect the financial records and the properties of such Person during regular business hours upon reasonable prior notice and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Agent or any Lender to discuss the affairs, finances and condition of such Person with the officers thereof and independent accountants therefor; provided, that Holdings and each Subsidiary will reimburse the Agent for all reasonable charges, costs and expenses of the Agent in connection with up to four (4) examinations per Loan Year of any Obligor’s books and records or any other financial or Collateral matters as the Agent deems appropriate, including, without limitation, expenses of the Agent’s outside appraisal group for any and all appraisals conducted by or on behalf of the Agent. Holdings and each Subsidiary will cooperate fully (including by promptly providing such information and documents as may be reasonably requested by the Agent or its designees) in the conduct and completion of a full field examination by the Agent or its designees to commence no later than Monday, March 16, 2009.”
          (t) Amendment of Section 10.1.9. Section 10.1.9 of the Loan Agreement is hereby amended and restated in its entirety as follows:
“10.1.9 Crack Spread Hedging Agreement. The Borrowers will, on or prior to the Second Amendment Date, (a) commence to completely unwind and terminate the Crack Spread Hedging Agreement, and cause the Crack Spread Hedging Agreement to be completely unwound and terminated and (b) cause the Unwind Proceeds and the Crack Spread Hedging Cash Collateral to be distributed and provided in full directly to the Agent, for the benefit of the Lenders, or to the Term Loan Agent, for application to the Term Loan Facility, in each case as further described below, within six (6) weeks from the Second Amendment Date; provided that if there shall be any material market disruption in the market for Hydrocarbon Agreements which extends beyond such six (6) week period and has a material adverse effect on the Borrowers’ ability to effect the unwind and termination of the Crack Spread Hedging Agreement, such six (6) week period shall be extended on a day-to-day basis during the pendency of such disruption for a period not to exceed an additional four (4) weeks. The Borrowers shall (x) consult with the Agent on an ongoing basis as to the status of the unwinding of the Crack Spread Hedging Agreement, (y) provide to the Agent copies of all trade confirmations executed and/or delivered in connection with the unwinding of the Crack Spread Hedging Agreement, and (z) provide updates on the progress thereof upon request of the Agent. As a condition precedent to the unwind of the Crack Spread Hedging Agreement, the Borrowers, the Agent and the Term Loan Agent shall have given irrevocable instructions (which, notwithstanding any provision in the Loan Documents (including the Intercreditor Agreement) to the contrary, shall not be subject to or affected by any default or event of default under the Loan Agreement or the Term Loan Facility, or any notice with respect thereto) to the Crack Spread Hedging Counterparty (I) to, within three business days of the Second Amendment Date, cause the Crack Spread Hedging Cash Collateral to be distributed to the Term Loan Agent to be applied in accordance with the Term Loan Agreement (as amended by the Term Loan First Amendment), and (II) to distribute the Unwind Proceeds as follows (with Unwind Proceeds being applied pursuant to each clause set forth below until payment in full thereof and then to the next succeeding clause):
     First, an amount up to $45,400,000 of the Unwind Proceeds will be distributed to the Term Loan Agent to be applied to the obligations under the Term Loan Facility in accordance with the Term Loan Agreement (as in effect on the Second Amendment Date);
     Second, an amount up to $25,000,000 of the Unwind Proceeds will be distributed to the Agent for application to the Obligations in accordance with this Agreement;
     Third, an amount up to $25,000,000 of the Unwind Proceeds will be distributed to the Term Loan Agent to be applied to the obligations under the Term Loan Facility in accordance with the Term Loan Agreement (as in effect on the Second Amendment Date);
     Fourth, an amount up to $25,000,000 of the Unwind Proceeds will be distributed to the Agent for application to the Obligations in accordance with this Agreement (any amounts to be distributed for application to the Obligations pursuant to clause Second and clause Fourth hereof are referred to herein as the “Retained Unwind Proceeds”); and
     Fifth, the remainder of such proceeds will be distributed to the Term Loan Agent to be applied to the obligations under the Term Loan Facility in accordance with the Term Loan Agreement (as in effect on the Second Amendment Date).
     The Borrowers shall cause the Crack Spread Hedging Counterparty to promptly, and in any event within 5 Business Days of any settlement, termination or unwinding of any portion of the Crack Spread Hedging Agreement (but in any event on the same day as the Borrower would have otherwise been entitled to receive such amounts absent this Section 10.1.9), pay all Unwind Proceeds arising in connection with any such settlement, termination or unwinding directly to the Agent or the Term Loan Agent as provided above. The Borrowers shall also cause the Crack Spread Hedging Counterparty to promptly, and in any event within 3 Business Days of the Second Amendment Date (but in any event not later than the same day as the Borrowers would have otherwise been entitled to receive such amounts absent this Section 10.1.9), pay the Crack Spread Hedging Cash Collateral directly to the Term Loan Agent to be applied in accordance with the Term Loan Agreement (as amended by the Term Loan First Amendment).
     Each of the Lenders acknowledges that (a) the Company has not given any guarantee as to the ultimate amount of the Unwind Proceeds to be realized upon the unwinding of the Crack Spread Hedging Agreement, and (b) the Company may effect the unwinding of the Crack Spread Hedging Agreement in one or a series of transactions in accordance with the Term Loan Agreement (as in effect on the Second Amendment Date).”
          (u) Amendment of Section 10.1.14. Section 10.1.14 is hereby amended by replacing the first occurrence only of “$40,000,000” with “$66,000,000”. In all other respects, Section 10.1.14 remains in full force and effect.
          (v) Amendment of Section 10.2.1(b). Section 10.2.1(b) is hereby amended by replacing the occurrence of “Term Loan Agreement” with “Term Loan Agreement (as amended by the Term Loan

First Amendment)”. In all other respects, Section 10.2.1(b) remains in full force and effect.
          (w) Amendment of Section 10.2.8(a)(iv). Section 10.2.8(a)(iv) of the Loan Agreement is hereby amended and restated in its entirety as follows:
“(iv) so long as no Blockage Period shall exist before and after giving pro forma effect thereto, (A) the Company may make payments in cash to Holdings and (B) Holdings may declare, make or pay Restricted Payments in cash in an aggregate amount not exceeding the aggregate amount of dividends received by Holdings from the Company pursuant to the foregoing clause (A); and”
          (x) Amendment of Section 10.2.8(b)(iii). Section 10.2.8(b)(iii) is hereby amended by replacing the occurrence of “(as defined in the Term Loan Agreement on the date hereof)” with “(as defined in the Term Loan Agreement, as amended by the Term Loan First Amendment, on the Second Amendment Date)”. In all other respects, Section 10.2.8(b)(iii) remains in full force and effect.
          (y) Amendment of Section 10.2.8(b)(iv). Section 10.2.8(b)(iv) of the Loan Agreement is hereby amended and restated in its entirety as follows:
“(iv) so long as no Blockage Period shall exist immediately after giving pro forma effect thereto, interest and principal payments in respect of Holdings Subordinated Loans, to the extent not prohibited by the Holdings Subordination Agreement;”
          (z) Amendment of Section 10.2.11. Subclause (B) of clause (i) of the proviso to Section 10.2.11 is hereby amended and restated in its entirety as follows:
“(B) restrictions and conditions imposed by the Term Loan Documents (as amended by the Term Loan First Amendment), as such restrictions and conditions are in effect on the Second Amendment Date, or by the Intercreditor Agreement, and”
In all other respects, Section 10.2.11 remains in full force and effect.
          (aa) Amendment of Section 10.2.13. Section 10.2.13 of the Loan Agreement is hereby amended and restated in its entirety as follows:
“10.2.13 Fixed Charge Coverage Ratio. The Borrowers will not permit the Fixed Charge Coverage Ratio as of the last day of any fiscal month to be less than 1.10 to 1.00 for the Trailing Twelve Month Period ended as of such day, regardless of whether or not any Low Availability Period is in effect.”
          (bb) Amendment of Section 12.10. Section 12.10 of the Loan Agreement is hereby amended and restated in its entirety as follows:
“12.10 Replacement of Certain Lenders. If a Lender (a) is a Defaulting Lender, (b) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, or (c) requests compensation pursuant to Section 3.7 or becomes entitled to and requests payment for Additional Taxes or other Taxes pursuant to Section 5.9 then, in addition to any other rights and remedies that any Person may have, Agent, so long as no Event of Default has occurred and is continuing, the Borrower Agent, may, by notice to such Lender within 120 days after such event, require such Lender to assign all of its rights and obligations under the Loan

Documents to Eligible Assignee(s) specified by Agent, pursuant to appropriate Assignment and Acceptance(s) and within 20 days after Agent’s notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute same. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge).”
          (cc) Amendment of Section 12.11.2. Section 12.11.2 of the Loan Agreement is hereby amended and restated in its entirety as follows:
“12.11.2 Failure to Pay. If any Lender fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Agent as customary in the banking industry for interbank compensation. In no event shall Borrowers be entitled to receive credit for any interest paid by a Lender to Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by Agent pursuant to Section 4.2.”
          (dd) Amendment of Section 14.1(d). Section 14.1(d) of the Loan Agreement is hereby amended and restated in its entirety as follows:
“(d) without the prior written consent of all Lenders (except a Defaulting Lender as provided in Section 4.2), no modification shall be effective that would (i) extend the Revolver Termination Date; (ii) alter Section 5.6, 7.1 (except to add Collateral) or 14.1.1; (iii) amend the definitions of Borrowing Base (and the defined terms used in such definition), Pro Rata or Required Lenders; (iv) increase any advance rate, decrease the Availability Block, or increase the total Commitments; (vi) release ABL Priority Collateral with a book value greater than $5,000,000 during any calendar year or release any material portion of any other Collateral, except as currently contemplated by the Intercreditor Agreement or the other Loan Documents; or (vii) release any Obligor from liability for any Obligations, if such Obligor is Solvent at the time of the release.”
          (ee) Amendment of Section 14.3.2. Section 14.3.2 of the Loan Agreement is hereby amended and restated in its entirety as follows:
“14.3.2 Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as financial statements, Borrowing Base Certificates and Interim Borrowing Base Certificates and other information required by Section 10.1.2, administrative matters including notice by the Agent to the Borrower of any Double-Sided Application Period under Section 8.1, distribution of Loan Documents for execution, and matters permitted under Section 4.1.4. Agent and Lenders make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.”
     3. Credit Support. The Obligors agree that the Obligors will cause an aggregate amount of $50,000,000 in credit support for the Obligations to be provided by one or more Affiliates of the Obligors (other than the Obligors themselves) as follows, all or part of which may, in the Obligors’ discretion, be contributed to Holdings, and contributed by Holdings, in turn, to the Company:
          (a) The Obligors shall have demonstrated to the satisfaction of the Agent receipt by the Company of:

     (i) not less than $10,000,000 in New Cash Equity Contributions made since April 8, 2009, and shall have delivered evidence satisfactory to the Agent of the issuance and delivery (for the benefit of the Company) of not less than $15,000,000 in face amount of a letter of credit issued to Chevron Products Company, a division of Chevron USA Inc. or its Affiliates (or any supplier to the Company of Petroleum Products which is not an Affiliate of any Obligor) to support the purchase by the Company of Petroleum Product from such beneficiary in the Ordinary Course of Business (such letters of credit to remain in place unless replaced, reduced or terminated as provided below or unless drawn upon by the beneficiary thereof). The Company shall give the Agent written notice of each draw by the beneficiary of such letter of credit within fifteen (15) days after a Senior Officer of any Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner; and
     (ii) additional credit support contributed since April 8, 2009, in the form of one or more letters of credit to be issued for the benefit of the Agent and included as a Supporting Letter of Credit (each such letter of credit to be issued by one of the issuing banks that has issued a letter of credit constituting a portion of the existing Supporting Letters of Credit and in form identical to that of the existing Supporting Letters of Credit; or otherwise issued by an issuer and in form and substance acceptable to the Agent in its sole discretion) or one or more other letters of credit issued for the benefit of suppliers of Petroleum Product to the Company in the Ordinary Course of Business and with a useful life acceptable to the Agent in an aggregate face amount of not less than $10,000,000 (to remain in place unless replaced, reduced or terminated as provided below or unless drawn upon by the beneficiary thereof). The Company shall give the Agent written notice of each draw by the beneficiary of any such letter of credit issued to any beneficiary other than the Agent within fifteen (15) days after a Senior Officer of any Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner; and
          (b) On or before May 20, 2009, the Obligors shall demonstrate to the reasonable satisfaction of the Agent receipt by the Company of additional credit support in the form of additional New Cash Equity Contributions made since April 8, 2009, in an aggregate amount of not less than $15,000,000.
Notwithstanding anything to the contrary set forth in the Loan Agreement, each of the newly issued letters of credit described in clauses (a) and (b) above (collectively, the “Additional Letters of Credit”) shall remain in effect in not less than the minimum amounts set forth above at all times unless drawn upon by the beneficiary thereof; provided that:
     (1) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Additional Letters of Credit may be reduced or terminated upon demonstration to the Agent that (x) the Company has actually received all of the credit support described in clauses (a) through (c) above, (y) the Company has also actually received additional New Cash Equity Contributions in excess of the amounts required by clauses (a) and (c) above (each an “Additional Equity Contribution”), and (z) the amount of all such reductions and/or terminations does not exceed, in the aggregate for all Additional Letters of Credit, the aggregate amount of the Additional Equity Contributions actually received by the Company; and
     (2) any of the Additional Letters of Credit may be replaced with subsequent letters of credit with the equivalent remaining useful life or a useful life otherwise acceptable to the Agent issued to the same or different suppliers to the Company of Petroleum Product in the Ordinary

Course of Business (such subsequent letters of credit to constitute Additional Letters of Credit for all purposes hereof and to remain in place unless reduced or terminated as provided above).
          (c) On or before the date that is fifteen (15) calendar days after the Second Amendment Date, the Obligors shall cause Irrevocable Standby Letter of Credit Number 459-02-000087/0 dated March 16, 2009, issued by Bank Hapoalim in favor of the Agent, as Beneficiary, for an amount not exceeding $10,000,000 (the “Subject Supporting Letter of Credit”) to be amended or replaced, in either case to the reasonable satisfaction of the Agent, such that such amended Subject Supporting Letter of Credit or replacement therefor (i) replacing the sentence therein currently reading “YOUR DEMAND FOR PAYMENT ON A DATE NO EARLIER THAN DECEMBER 30, 2009 SENT TO US BY YOUR SIGNED STATEMENT OR AUTHENTICATED SWIFT READING AS FOLLOWS” to read in its entirety as follows “YOUR DEMAND FOR PAYMENT ON A DATE NO EARLIER THAN DECEMBER 15, 2009 SENT TO US BY YOUR SIGNED STATEMENT OR AUTHENTICATED SWIFT READING AS FOLLOWS”, (ii) correctly refers to the date of the Loan Agreement in all places referenced therein as July 3, 2008, and (iii) is otherwise identical to the Subject Supporting Letter of Credit.
Notwithstanding anything to the contrary set forth in the Loan Agreement, any failure of the Obligors to timely comply with any provision of this Section 3 shall constitute an immediate Event of Default.
     4. First Amendment to Term Loan Agreement. The Agent and the Lenders hereby consent to the Term Loan First Amendment in the form attached hereto as Exhibit A. The foregoing consent is one-time consent only and is limited to the matter expressly set forth above. Nothing herein constitutes a waiver of any other violation or breach of the Loan Agreement including, without limitation, any future amendment of the Term Loan Agreement or other violation or breach of the Loan Agreement. Notwithstanding anything to the contrary set forth in the Loan Agreement or any Loan Document, the Obligors hereby authorize (a) at such time as no Default or Event of Default has occurred and is continuing, the Agent to communicate directly with each of the Term Loan Agent, the Term Loan Lenders, and the Crack Spread Hedging Counterparty, subject only to satisfaction of the following conditions: (i) the Agent shall provide written notice (which may be by electronic mail) to the Company of its desire to communicate with any such Person; (ii) the Company shall arrange for a mutually acceptable time (and the Company hereby agrees to take reasonable steps to make such arrangements) and, if necessary, place for any such communications, such date to be not greater than one Business Days following any such written notice to the Company under clause (i) above, or, if the Term Loan Agent, the Term Loan Lenders, or the Crack Spread Hedging Counterparty, as applicable, are not available until some time following one Business Day, on the first date on which such Person(s), the Company and the Agent are available; provided, that if the Company fails to arrange any such meeting within the time periods set forth above, the Agent may contact the Term Loan Agent, the Term Loan Lenders, and/or the Crack Spread Hedging Counterparty, as applicable, directly and without the participation of the Company or its representatives, and (iii) a representative of the Company shall participate or accompany the Agent in connection with any such communications; provided, that if the Company fails to comply with clause (ii) above or a representative of the Company is given the opportunity to participate in any such communications being held at reasonable times and fails to take reasonable steps to do so, the Agent may communicate with the Term Loan Agent, the Term Loan Lenders, or the Crack Spread Hedging Counterparty, as the case may be, so long as the requirements of clauses (i) and (ii) have been satisfied; and (b) if a Default or Event of Default has occurred and is continuing (whether or not so declared), the Agent to communicate directly with each of the Term Loan Agent, the Term Loan Lenders, and the Crack Spread Hedging Counterparty. The Obligors hereby acknowledge that they have directed each of the Term Loan Agent, the Term Loan Lenders, and the Crack Spread Hedging Counterparty to provide the Agent with access in accordance with the foregoing and authorize each of the Term Loan Agent, the Term

Loan Lenders, and the Crack Spread Hedging Counterparty to disclose to the Agent any and all information relating to the finances and affairs of Holdings, the Obligors and their respective Subsidiaries, including, without limitation, any and all matters concerning the Term Loan Facility and the Crack Spread Hedging Agreement (including, without limitation, the status and results of the proposed unwinding thereof and the distribution of any proceeds therefrom), in each case without any further consent of any Obligor. Nothing herein shall limit the right of the Agent to discuss with the Term Loan Agent any issues concerning or directly related to the Intercreditor Agreement.
     5. Representations and Warranties of the Obligors. The Obligors represent and warrant to the Lenders and the Agent that:
          (a) Compliance with Loan Agreement. On the date hereof, and after giving effect to this Amendment and any other agreements entered into by the Obligors, the Agent and the Lenders together herewith, no Default or Event of Default has occurred and is continuing;
          (b) Representations and Warranties. On the date hereof, and after giving effect to this Amendment and any agreements entered into by the Obligors, the Agent and the Lenders together herewith, the representations and warranties of each Obligor in the Loan Documents are true and correct in all material respects (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date);
          (c) Power and Authority. Each Obligor is duly authorized to execute, deliver and perform this Amendment. The execution, delivery and performance of this Amendment and the Loan Agreement, as amended hereby, have been duly authorized by all necessary action, and do not (i) require any consent or approval of the Term Loan Agent, other than those already obtained; (ii) contravene the Organic Documents of any Obligor; (iii) violate or cause a default under any Applicable Law or Material Contract; or (iv) result in or require the imposition of any Lien (other than Permitted Encumbrances) on any Property of any Obligor;
          (d) Enforceability. This Amendment and the Loan Agreement, as amended hereby, are legal, valid and binding obligations of each Obligor, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally; and
          (e) Hedging Agreements. A true, correct and complete description of all Hedging Agreements to which the Borrower is a party as of the date hereof (including the counterparty to each such Hedging Agreement, the type of Hedging Agreement, the material terms of such Hedging Agreement and the marked-to-market hedge position for such Hedging Agreement as of the date immediately preceding the date hereof) is set forth on Attachment 4 attached hereto, which is incorporated herein by reference.
     6. Effectiveness of this Amendment. This Amendment shall not be binding upon the Lenders and the Agent (at the option of Lenders and Agent) until each of the following conditions precedent has been satisfied in form and substance satisfactory to the Agent (the date upon which such conditions are satisfied, the “Second Amendment Effective Date”):
          (a) After giving effect to this Amendment, the representations and warranties contained herein and in the Loan Agreement, as amended hereby, shall be true and correct as of the date hereof as if made on the date hereof, except for such representations and warranties limited by their terms to a specific date (such representations and warranties being true and correct as of the specified date relative thereto);

          (b) After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing;
          (c) The Borrowers shall have delivered to the Agent each of the following, in each case, in form and substance satisfactory to the Agent and its counsel in their discretion:
(i)	an executed original of this Amendment;

(ii)	an amendment to the Fee Letter;

(iii)	a joint, irrevocable instruction letter from the Borrower, the Term Loan Agent, and the Agent to the Crack Spread Hedging Counterparty, countersigned by the Crack Spread Hedging Counterparty;

(iv)	each of the items required to have been delivered pursuant to Section 3(a) above;

(v)	such information as requested by the Agent to enable the Agent to calculate and implement the Earnout Reserve;

(vi)	a certificate signed by a Senior Officer of each Obligor certifying that no Default or Event of Default has occurred and is continuing and that no default or event of default under the Term Loan Agreement has occurred and is continuing;

(vii)	a Borrowing Base Certificate as of no more than three Business Days prior to the Second Amendment Closing Date, reflecting the amendments set forth herein and the implementation of the Earnout Reserve in accordance with the Loan Agreement, as amended hereby;

(viii)	a favorable opinion of counsel with respect to the due authorization, execution and enforceability of this Amendment and all documents executed in connection herewith, and such other matters as may be reasonably required by the Agent and its counsel; and

(ix)	a Subordination Agreement by and among the Agent (on behalf of the Lenders), the Borrowers, Holdings, and one or more Affiliates of the Borrowers or Holdings that are obligated to reimburse the issuer or issuers of the Additional Letters of Credit for any drawings under such Additional Letters of Credit, in substantially the form attached hereto as Attachment 5 hereto (the “L/C Reimbursement Subordination Agreement”).
          (d) The Borrowers shall have paid to the Agent and the Lenders all reasonable and documented fees, costs, and expenses owed to and/or incurred by the Agent and the Lenders arising in connection with this Amendment and the documents and opinions executed and delivered in connection herewith and after giving effect to such payments, the funding of Loans and issuances of Letters of Credit on the Second Amendment Effective Date, and the payment by the Borrowers of all trade payables aged in excess of their due dates, Availability shall be greater than zero;
          (e) Holdings and the Borrowers shall have delivered to the Agent and the Lenders

(i) the projections and consolidated operating budget of the Borrowers and their subsidiaries required to be delivered pursuant to Section 10.1.4(a)(vii) of the Loan Agreement for the 2009 Fiscal Year, and (ii) an operating report prepared by the Borrowers in the ordinary course of business for each of January 2009 and February 2009 containing the information set forth on Schedule 10.1.4(a)(ii) to the Loan Agreement, as amended hereby;
          (f) The Agent shall have received such other documents, corporate resolutions, corporate certificates, and information that the Agent shall require, each in form and substance satisfactory to the Agent;
          (g) All proceedings taken in connection with the transactions contemplated by this Amendment and all documentation and other legal matters incident thereto shall be satisfactory to the Agent in its sole and absolute discretion; and
          (h) The Borrowers shall have received the prior written consent of the Term Loan Agent and the required number of lenders under the Term Loan Facility to this Amendment.
     7. Acknowledgements. The Obligors acknowledged that, as of the Second Amendment Effective Date, a Low Availability Period, a Double-Sided Application Period, and a Blockage Period are each in effect. Assuming no additional Low Availability Trigger Date or Double-Sided Application Trigger Date occurs following the Second Amendment Effective Date, the first date on which any Low Availability Period or Double-Sided Application Period may end is June 1, 2009.
     8. Effect on Loan Agreement. Except as specifically amended hereby, the terms and provisions of the Loan Agreement and the other Loan Documents are, in all other respects, ratified and confirmed and remain in full force and effect. No reference to this Amendment need be made in any notice, writing, or other communication relating to the Loan Agreement and the other Loan Documents, any such reference to the Loan Agreement and the other Loan Documents to be deemed a reference thereto as respectively amended by this Amendment. All references to the Loan Agreement and the other Loan Documents in any document, instrument, or agreement executed in connection with the Loan Agreement and the other Loan Documents will be deemed to refer to the Loan Agreement and the other Loan Documents as respectively amended hereby.
     9. Fees and Expenses. Without limiting the terms and conditions of the Loan Documents, the Company agrees to pay: (a) all reasonable and documented costs and expenses incurred by the Lenders and the Agent in connection with the preparation, negotiation, and execution of this Amendment and the other Loan Documents executed in connection herewith and any and all subsequent amendments, modifications, and supplements hereto or thereto, including without limitation, the costs and reasonable fees of the Lenders’ or the Agent’s legal counsel; and (b) all costs and expenses reasonably incurred by the Lenders or the Agent in connection with the enforcement or preservation of any rights under the Loan Agreement, this Amendment, and/or the other Loan Documents, including without limitation, the costs and fees of the Lenders’ or Agent’s legal counsel. All of the foregoing may be charged to the Loan Account or, if not charged thereto, shall be paid by the Company promptly on demand therefor.
     10. Successors. This Amendment will be binding upon and inure to the benefit of the Company, Holdings, the Lenders, the Agent, and their respective successors and assigns, provided, however, that no interest herein may be assigned by the Company, Holdings, or any other Obligor without the prior written consent of the Agent and each Lender.
     11. Loan Document. This Amendment shall constitute a Loan Document.

     12. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES OTHER THAN SECTION 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).
     13. Consent to Forum; Arbitration. EACH OF THE COMPANY AND HOLDINGS, AS AN OBLIGOR, HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER THE STATE OF NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO THIS AMENDMENT, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH OF THE COMPANY AND HOLDINGS, AS AN OBLIGOR, IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Amendment shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction. Without limiting the applicability of any other provision of the Loan Agreement, the terms of Sections 14.14 and 14.15 of the Loan Agreement are incorporated herein, mutatis mutandis, and shall apply to and govern this Amendment.
     14. Counterparts. This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of a signature page of any Loan Document by telecopy or electronic mail shall be effective as delivery of a manually executed counterpart of such agreement.
     15. Severability. Wherever possible, each provision of this Amendment shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Amendment shall remain in full force and effect.
     16. Headings. The headings, captions, and arrangements used in this Amendment are for convenience only, are not a part of this Amendment, and shall not affect the interpretation hereof.
     17. Representation by Counsel. The parties hereto represent and warrant that they have been represented by independent counsel throughout their negotiation, review and execution of this Amendment.
     18. Jointly Drafted Agreement. This Amendment shall be construed as though each of Agent, the Lenders and the Obligors participated equally in its drafting and, it shall be interpreted, wherever possible, to make it valid and effective. If any part of this Amendment is determined to be invalid, unenforceable or prohibited, only that part should be affected and the rest shall be enforced as written here.
     19. Entire Agreement. Time is of the essence of the Loan Documents. This Amendment and the Loan Agreement, as amended hereby, and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
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     IN WITNESS WHEREOF, this Amendment has been executed and delivered as of the date set forth above.

COMPANY:

ALON REFINING KROTZ SPRINGS, INC.

By: Name:	/s/ Shai Even Shai Even
Title:	Vice President and Chief Financial Officer

HOLDINGS:

ALON REFINING LOUISIANA, INC.

By:	/s/ Shai Even

Name:	Shai Even
Title:	Vice President and Chief Financial Officer

AGENT AND LENDER:

BANK OF AMERICA, N.A.,
as Agent and a Lender

By:	/s/ Todd R. Effertsen

Todd R. Eggertsen
Vice President